Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

_________________

BANDAG, INCORPORATED
(Exact name of registrant as specified in its charter)

Iowa	I.R.S. Employer I.D. No.: 42-0802143
(State or other jurisdiction
of incorporation or organization)

2905 North Highway 61
Muscatine, Iowa	52761-5886
(Address of principal executive offices)	(Zip Code)

BANDAG, INCORPORATED 2004 STOCK GRANT AND AWARDS PLAN
(Full title of the plan)

Martin G. Carver
Chairman of the Board,
Chief Executive Officer and President
(Name of agent for service)
With a copy to:
Bandag, Incorporated	Phillip J. Hanrahan
2905 North Highway 61	Foley & Lardner LLP
Muscatine, Iowa 52761	777 East Wisconsin Avenue
(319) 262-1400	(414) 271-2400
(Address and telephone number, including area
code fo agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock,	2,000,000 shares (1)	$36.79 (2)	$73,580,000 (2)	$9,322.59 (3)
$1 par value

1.	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers that number of additional shares of Bandag, Incorporated Class A Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the plan.

2.	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices for Bandag, Incorporated Class A Common Stock as reported on The New York Stock Exchange on May 7, 2004.

3.	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act as follows: .0001267 times the Proposed Maximum Aggregate Offering Price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

*

Item 2.    Registrant Information and Employee Plan Annual Information.

*

        * Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission by Bandag, Incorporated (the “Company”), Commission File No. 001-07007, are hereby incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(c)	The description of the Class A Common Stock, $1 par value, of the Company contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated as of May 7, 1992, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Phillip J. Hanrahan, a director of the Company, is a partner of Foley& Lardner LLP, legal counsel for the Company, and beneficially owns 10,777 shares of Class A Common Stock, as of March 9, 2004.

Item 6.    Indemnification of Directors and Officers.

        The Company is subject to the Iowa Business Corporation Act (the “IBCA”), which provides for or permits indemnification of directors and officers in certain situations. Indemnification is mandatory for a director or an officer of the Company who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because such person is or was a director or officer of the Company against reasonable expenses incurred by the director or officer in connection with the proceeding. In addition, a director or officer may apply for limited court ordered indemnification if certain standards are met.

        To the extent an officer or director meets the applicable standard of conduct discussed below, the Company’s Bylaws provide for mandatory indemnification of officers and directors of the Company against all reasonable expenses and all other liabilities actually incurred by the officer or director by reason of the fact that the person was an officer or director of the Company, or was serving in certain other capacities at the request of the Company. Such right to mandatory indemnification includes the advancement of expenses, provided that the officer or director agrees in writing to repay the amounts advanced if it is ultimately determined that the person was not entitled to be indemnified.

        The mandatory indemnification provided for above may only be made if there has been a determination made that indemnification is proper because the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests and, in a criminal action, if such person had no reasonable cause to believe that his conduct was unlawful. No indemnification is permitted in a shareholder’s derivative suit where the officer or director was adjudged liable to the Company, or for breach of a person’s duty of loyalty to the Company or its shareholders, or for acts or omissions not in good faith which involve intentional misconduct or knowing violation of the law, or in connection with a transaction where the person derived an improper personal benefit or in connection with certain unlawful distributions.

        The Company and the shareholders of the Company adopted an amendment to the Company’s Restated Articles of Incorporation in 2002 that provides that the Company’s directors are not personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for:

•	any breach of a director's duty of loyalty to the Company or its shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	any transaction from which a director derives an improper personal benefit; or

•	unlawful dividends or unlawful stock repurchases or redemptions under Section 490.833 of the IBCA.

The provision did not eliminate or limit the liability of a director for an act or omission that occurred prior to May 15, 2002, the effective date of the provision.

        The Company maintains insurance for each director and officer of the Company covering certain expenses, liability or losses he may incur that arise by reason of his being a director or officer of the Company or subsidiary company, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the IBCA.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit

4.1	Bandag, Incorporated 2004 Stock Grant and Awards Plan (incorporated by reference to Appendix A to the registrant’s definitive proxy statement for its 2004 annual meeting of shareholders filed on March 31, 2004).

4.2	Form of Stock Appreciation Rights Agreement.

4.3	Form of Restricted Stock Agreement.

4.4	Relevant portions of Restated Articles of Incorporation (incorporated by reference to Exhibits No. 3.2 and 3.3 to the registrant’s Form 10-K for the year ended December 31, 1992).

4.5	Relevant portions of Bylaws (incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-Q for the quarter ended March 31, 2004).

5	Opinion of Foley & Lardner LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).

24	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

Item 9.    Undertakings.

        (a) The undersigned registrant hereby undertakes to:

        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muscatine, State of Iowa, on this 11th day of May 2004.

BANDAG, INCORPORATED
By: /s/ Martin G. Carver
Martin G. Carver
Chairman of the Board,
Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Martin G. Carver and Warren W. Heidbreder each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Martin G. Carver	Chairman of the Board,	May 11, 2004
Martin G. Carver	Chief Executive Officer, President and
Director
(Principal Executive Officer)
/s/ Warren W. Heidbreder	Vice President, Chief Financial Officer	May 11, 2004
Warren W. Heidbreder	and Secretary
(Principal Financial Officer)
/s/ Charles W. Vesey	Vice President and Corporate Controller	May 11, 2004
Charles W. Vesey	(Principal Accounting Officer)

/s/ Roy J. Carver, Jr.	Director	May 11, 2004
Roy J. Carver, Jr.
/s/ Amy P. Hutton	Director	May 11, 2004
Amy P. Hutton
/s/ Gary E. Dewel	Director	May 11, 2004
Gary E. Dewel
/s/ James R. Everline	Director	May 11, 2004
James R. Everline
/s/ Philip J. Hanrahan	Director	May 11, 2004
Phillip J. Hanrahan
/s/ Edgar D. Jannotta	Director	May 11, 2004
Edgar D. Jannotta
/s/ Robert T. Blanchard	Director	May 11, 2004
Robert T. Blanchard
/s/ R. Stephen Newman	Director	May 11, 2004
R. Stephen Newman

EXHIBIT INDEX

BANDAG, INCORPORATED
2004 STOCK GRANT AND AWARDS PLAN

Exhibit No.	Exhibit

4.1	Bandag, Incorporated 2004 Stock Grant and Awards Plan (incorporated by reference to Appendix A to the registrant’s definitive proxy statement for its 2004 annual meeting of shareholders filed on March 31, 2004).

4.2	Form of Stock Appreciation Rights Agreement.

4.3	Form of Restricted Stock Agreement.

4.4	Relevant portions of Restated Articles of Incorporation (incorporated by reference to Exhibits No. 3.2 and 3.3 to the registrant’s Form 10-K for the year ended December 31, 1992).

4.5	Relevant portions of Bylaws (incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-Q for the quarter ended March 31, 2004).

5	Opinion of Foley & Lardner LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).

24	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).